UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2007

BLUE RIDGE PAPER PRODUCTS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-114032	56-2136509
(State or other jurisdiction of incorporation)	(Registration Number)	(IRS Employer Identification No.)

41 Main Street, Canton, North Carolina		28716
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (828) 454-0676

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 14, 2007, Blue Ridge Paper Products Inc. (the “Company”) entered into Amendment No. 11 to its existing Credit Agreement, by and among the Company, as Borrower, General Electric Capital Corporation, the other Credit Parties signatory thereto and the other Lenders signatory thereto.  Amendment No. 11 will be filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2007.

ITEM 8.01.  OTHER EVENTS.

With respect to the Company’s 9.5% Senior Secured Notes due 2008 (the “Notes”) issued by the Company in an aggregate principal amount of $125 million, under the Indenture dated as of December 17, 2003 (as amended), among the Company, the Guarantors named therein and U.S. Bank National Association, as trustee and collateral agent, the Company has determined to redeem any of such Notes which remain outstanding following the consummation of the Company’s on-going change of control offer.  The change of control offer is scheduled to expire on September 25, 2007.  The Company currently intends to redeem any such Notes outstanding at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, as promptly as practicable following consummation of the change of control offer.  In connection with the redemption, the Company intends to satisfy and discharge the Indenture in accordance with its terms.  The determination of the Company to redeem any such Notes outstanding following consummation of the change of control offer reflects the Company’s current intentions and is not a binding commitment of the Company to do so; the Company reserves the right to modify its determination with respect to the redemption at any time in its sole discretion.  The Company’s decision to redeem any such Notes outstanding upon the expiration of the change in control offer (or, alternatively, its decision not to effect such a redemption) will not impact or affect the change in control offer in any manner.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE RIDGE PAPER PRODUCTS INC.

Date: September 17, 2007	By:	/s/ John B. Wadsworrth
Name: John B. Wadsworth
Title: Chief Financial Officer